Exhibit 10.34

Execution Version

Confidential Treatment Requested

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission.

Asterisks denote omissions.

FIRST AMENDMENT TO AMENDED AND RESTATED

LOAN ACCOUNT PROGRAM AGREEMENT

This FIRST AMENDMENT TO AMENDED AND RESTATED LOAN ACCOUNT PROGRAM AGREEMENT (this “Amendment”) dated as of June 4, 2013 (“Amendment Effective Date”) is made by and between WebBank, a Utah industrial bank having its principal location in Salt Lake City, Utah (“Bank”), and LendingClub Corporation, a Delaware corporation having its principal location in San Francisco, California (“Company”), and amends the Amended and Restated Loan Account Program Agreement dated as of November 8, 2010 by and between Bank and Company (the “Agreement”).

WHEREAS, Bank and Company desire to extend the term of the Agreement; and

WHEREAS, Bank and Company desire to amend certain terms and conditions of the Agreement.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, and mutual covenants and agreements herein contained, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Bank and Company agree as follows:

1. Definitions. Capitalized terms used and not otherwise defined in this Amendment shall have the respective meanings set forth in the Agreement.

2. Term. Section 11 of the Agreement is amended as follows:

(a)	Section 11(a) of the Agreement is amended by deleting the words “thirty-six (36) months” and inserting in lieu thereof “ninety-six (96) months”; and

(b)	Section 11(c) of the Agreement is amended by (i) deleting the word “or” at the end of clause (3); (ii) deleting the period (.) at the end of clause (4) and inserting in lieu thereof a semicolon and the word “or” (“; or”); and (iii) inserting a new clause (5) as follows: “(5) there is a Change of Control of Company and the Bank exercises its termination right pursuant to this clause (5) not later than forty-five (45) days following receipt of the Company’s notice of such Change of Control of Company.”

3. Notices. The addresses for notice for Bank and Company are changed, under Section 22 of the Agreement, as follows:

To Bank:	WebBank
Attn: Senior Vice President – Strategic Partners
215 S. State Street, Suite 800
Salt Lake City, UT 84111
Tel. (801) 456-8398
Fax: (801) 456-8398
Email: strategicpartnerships@webbank.com

With a copy to:	WebBank
Attn: Compliance Officer
215 S. State Street, Suite 800
Salt Lake City, UT 84111
Tel. (801) 456-8397
Fax: (801) 456-8397
Email: complianceofficer@webbank.com

To Company:	LendingClub Corporation
71 Stevenson, Suite 300
San Francisco, CA 94105
Attn: Renaud Laplanche, Chief Executive Officer
E-mail Address: rlaplanche@lendingclub.com
Telephone: (415) 632-5667
Facsimile: (415) 632-5608

With a copy to (which shall not constitute notice):

LendingClub Corporation
71 Stevenson, Suite 300
San Francisco, CA 94105
Attn: General Counsel
E-mail Address: jaltieri@lendingclub.com
Telephone: (415) 632-5666
Facsimile: (415) 632-5608

4. Compliance. Section 31 of the Agreement is amended by deleting the word “and” at the end of subsection (i) and adding the following new subsections (j) through (n):

(j) maintain a compliance management system (“CMS”) to provide an internal control process for the business functions and processes directed towards Applicants and Borrowers, the elements of which CMS shall include (i) an overall policy statement governing the CMS, (ii) specific procedures for approvals of additions or changes to the CMS, including a description of items subject to the CMS, a process for internal review and approval by Company and its legal counsel, and a process for internal review and approval by Bank and its legal counsel, and (iii) documentation of Company’s testing process, including testing/review of Company’s website and user acceptance testing (UAT); the scope of the CMS shall include, at a minimum, the Consumer Finance Materials, all policy changes, new products, advertisements, press releases, and the website(s) used in connection with the Program;

(k) maintain a compliance training program for its officers, directors, employees, and agents that is acceptable to Bank; as part of the program, Company shall, subject in each case to the approval of Bank, (i) identify applicable Company officers, directors, employees, and agents and assign appropriate training courses to each and (ii) determine a schedule of each training course and when each applicable officer, director, employee, and agent shall take each such course; Company shall provide reports to Bank regarding the compliance training program on a quarterly basis or, if requested by Bank, more frequently;

(l) designate a dedicated compliance officer for purposes of the Program, acceptable to Bank, who shall oversee reviews of Company’s compliance with laws and regulations that may be applicable, including, to the extent applicable, the Fair Credit Reporting Act, the Equal Credit Opportunity Act, the Fair Debt Collection Practices Act, the Truth-in-Lending Act and Regulation Z, the Federal Trade Commission (FTC) Act, the Consumer Financial Protection Act, and laws prohibiting unfair, deceptive, or abusive acts or practices; and, in the event of the termination of the employment of the compliance officer, promptly employ a replacement compliance officer acceptable to Bank;

(m) cooperate with and bear the reasonable expenses of a compliance audit of the Program on an annual basis, and such other audits as may be requested by Bank from time to time in its reasonable discretion, in each case to be conducted by a third-party audit firm that is selected by and reports to Bank; the scope of each audit shall be determined by Bank (considering in good faith input received by Company); Bank shall receive all draft and final reports of the audit firm and shall be included in any meetings or correspondence related to the audit; the auditor shall deliver the final audit report to Bank, and Bank shall provide a copy of the report to Company;

(n) provide to Bank, on an annual basis in writing, a report by the compliance officer of the results of all audits and reviews of the Program, and significant issues to be addressed (if any), as well as Company’s resolutions of such issues (if applicable); and

5. Information Security. The following new Section 39 is added to the Agreement:

39. Information Security.

(a) In connection with the Program, Company shall be responsible for maintaining an information security program that is designed, after consulting with Bank, to: (i) ensure the security and confidentiality of Applicant or Borrower information held on behalf of Bank; (ii) protect against any anticipated and emergent threats or hazards to security or integrity of such information held on behalf of Bank; (iii) protect against unauthorized access to or use of such information held on behalf of Bank that could result in substantial harm or inconvenience to any Applicant or Borrower; and (iv) ensure the proper disposal of customer information.

(b) At least once annually, Company shall conduct an information technology audit consistent with banking industry practices, which shall include review of Company’s information security program. Such audit shall be conducted by a third-party audit firm that is acceptable to Bank; the scope of each audit shall be subject to the advance approval of Bank. Company shall promptly provide a copy of the audit report. Company shall promptly take action to correct any errors or deficiencies identified in any report or audit described in this Section 39, unless Bank agrees that correction is not required, and shall develop, with the approval of Bank, a schedule for the correction of such errors and deficiencies.

(c) Company shall immediately (and in any event within twenty-four (24) hours after actual knowledge of such event) notify Bank of any actual, suspected or threatened (to the extent such threat is considered credible by Company) breach in information security regarding personally identifiable information of Applicants or Borrowers. In such event Company agrees that it will fully cooperate with Bank in investigating any such breach or unauthorized access. With respect to any such breach in data security, Company agrees to take action promptly, at its own expense, to investigate the breach, to identify, mitigate and remediate the effects of the breach and to implement any other reasonable and appropriate measures in response to the breach. Company will also provide Bank with all available information regarding such breach to assist Bank in implementing its information security response program and, if applicable, in notifying affected Applicants or Borrowers. Company shall pay for the costs of any such notification, which notification shall be subject to the advance consent of Bank which will not be unreasonably withheld or delayed.

6. Disaster Recovery and Business Continuity. The following new Section 40 is added to the Agreement:

40. Disaster Recovery and Business Continuity. Company shall maintain a disaster recovery and business continuity program and related policies acceptable to Bank (collectively, the “Business Continuity Plans”). Company agrees that such Business Continuity Plans shall be at least consistent with industry standards for the consumer lending industry and in compliance with all Applicable Laws. Company shall test its Business Continuity Plans at least once annually, and shall promptly provide Bank a copy of the report of such tests upon Bank’s request.

7. Change of Control. The following new Section 41 is added to the Agreement:

41. Change of Control. Company shall provide written notice to Bank of any expected or anticipated Change of Control of Company not later than thirty (30) Business Days prior to the anticipated effective date of such Change of Control. Bank will treat such information as material non-public information and agrees that it will be subject to all confidentiality provisions of the Agreement.

8. Origination Obligation. The following new Section 42 is added to the Agreement:

42. Minimum Origination Obligation.

The terms of Schedule 42 shall apply as if fully set forth in this Agreement.

9. Definitions. The following new definitions are inserted in Part I of Schedule 1 to the Agreement:

(j-1) “Change of Control” means (i) an acquisition of Control of the Company by any person or entity that does not currently have Control of Company or (ii) the sale by Company of all, or substantially all, of its assets to any person or entity. Notwithstanding the foregoing, a public debt offering or initial public offering of the Company’s common stock shall be deemed not to be a “Change of Control.”

(o-1) “Control” means, with respect to Company, the ability of a stockholder to vote, directly or indirectly, at least forty-five percent (45%) of any class of voting securities of Company.

10. Addition of New Schedule. A new Schedule 42, in the form attached to this Amendment as Schedule 42, is hereby added and attached to the Agreement.

11. No Effect on Pricing. Nothing in this Amendment affects the pricing as set forth in Schedule 2 to the Loan Sale Agreement, as amended through the Amendment Effective Date.

12. Miscellaneous.

(a) Amendment. This Amendment may only be amended, modified, waived or supplemented by a written instrument signed by Bank and Company.

(b) GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF UTAH WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PROVISIONS AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

(c) Notices. All notices and other communications that are required or may be given in connection with this Amendment shall be provided in accordance with Section 22 of the Agreement.

(d) Integration. Except as set forth herein, the remaining terms of the Agreement will remain in full force and effect. This Amendment shall be effective as of the Amendment Effective Date and, as shall thereafter be deemed to be a part of the Agreement for all purposes.

(e) Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Amendment shall for any reason whatsoever be held invalid, then such provisions shall be deemed severable from the remaining provisions of this Amendment and shall in no way affect the validity or enforceability of the remaining provisions.

(f) No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any party to this Amendment, any right, remedy, power or privilege under this Amendment shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under this Amendment preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided under this Amendment are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by law.

(g) Counterparts. This Amendment may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

(h) Merger and Integration. Except as specifically stated otherwise herein, this Amendment sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Amendment. (i) Headings. The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

IN WITNESS WHEREOF, Bank and Company have caused this Amendment to be duly executed by their respective officers as of the day and year first above written.

WEBBANK

By:
Name:
Title:

LENDINGCLUB CORPORATION

By:
Name:
Title:

Confidential Treatment Requested

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission.

Asterisks denote omissions.

Schedule 42

The following terms shall apply as if fully set forth in the Agreement:

(a)	***

(b)	***

(c)	***